                                                                    EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") is entered into as of March ___, 1997 by and among Reftec International, Inc., a Florida corporation ("Buyer"), and Sonic Environmental Controls, Inc., a Delaware corporation ("Controls") and Sonic Environmental Systems, Inc. ("Systems"), a Delaware corporation subject to a bankruptcy proceeding pursuant to Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Proceeding"). Controls and Systems are hereinafter collectively referred to as the "Sellers".

                                    RECITALS
                                    --------

     (A) Controls is a wholly owned subsidiary of Systems engaged in the development, manufacture and sale of refrigeration and air conditioning related products and services.

     (B) The basic terms of this Agreement and the transaction contemplated herein has further been discussed with and approved by the Creditors Committee of Systems established pursuant to the Chapter 11 Proceeding (the "Creditors Committee") and Turbotak Technologies, Inc., a Canadian corporation ("Turbotak"). Turbotak is a secured creditor of Systems, and in addition has made certain loans to Controls (all such loans owed by Systems and Controls to Turbotak are hereinafter collectively referred to as the "Turbotak Loans"). Turbotak shall provide a written consent to this transaction and Systems shall make application to the bankruptcy court for approval of this sale as further provided hereinafter.

     (C) Chris L. Sagar ("Sagar") is an officer, director and shareholder of Buyer, which Buyer was formed for the purpose of entering into this Agreement and acquiring the Assets (as hereinafter defined). Sagar, Controls and Systems are currently parties to litigation filed in Pinellas County, Florida, to establish the rights and obligations of Sagar vis-a-vis Controls and Systems, and conversely (the "Sagar/Controls Litigation"). Buyer, Controls and Systems have agreed to enter into this Agreement as a means of compromising, settling and resolving all of the outstanding disputes between and among Sagar, Controls and Systems, whether pursuant to the Sagar/Controls Litigation or otherwise, and in the event this Agreement is not executed and delivered by all parties, or in the event the transaction contemplated herein fails to close on account of any reason whatsoever, then no statement contained herein or made in connection with the drafting, execution, or performance of this Agreement or the transaction contemplated herein shall be deemed an admission or a basis of a claim or defense by Sagar, Controls and/or Systems incident to the Sagar/Controls Litigation, or utilized as evidence in connection with the Sagar/Controls Litigation; provided, however, the foregoing shall not in any way limit or affect any claims, rights or obligations of the parties pursuant to this Agreement or any breach thereof, and each party shall be entitled to separately pursue any remedies such party possesses on account of the breach of this Agreement by any other party.
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     (D) Buyer and Sellers desire to enter into this Agreement to evidence the terms and conditions under which Buyer shall acquire all of the assets owned by Controls or related to Controls' conduct of its business, including the assignment of various contracts and intellectual property, exclusive of the "Sonic" name and trademark except to the extent of Buyer's right to utilize the same pursuant to the license hereinafter provided, and to establish the specific liabilities to be assumed by Buyer incident thereto.

     (E) The obligations of Buyer and Sellers pursuant to this Agreement are conditioned on the obtaining of a final, nonappealable order of the bankruptcy court having jurisdiction of the Chapter 11 Proceeding (the "Bankruptcy Court") approving the sale of assets by Sellers to Buyer free and clear of all liens, encumbrances, restrictions and claims other than the liabilities to be assumed by Buyer as specifically provided in this Agreement. While Sellers contemplate that the transaction contemplated pursuant to this Agreement shall be a necessary part of Systems' Plan of Reorganization to be submitted incident to the Chapter 11 Proceeding (the "Plan of Reorganization") as further provided hereinafter, and while the transaction contemplated in this Agreement is subject to the approval of the Bankruptcy Court as stated aforesaid and as further provided hereinafter, the submission of the Plan of Reorganization and/or confirmation of such plan by the Bankruptcy Court is not a prerequisite or requirement to the closing of the purchase and sale transaction contemplated in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by all parties, the parties hereto do hereby agree as follows:

                                   ARTICLE I
                               GENERAL PROVISIONS

     1.01  Recitals.  The parties acknowledge and agree that the Recitals are
           --------
true and correct and the Recitals by this reference are incorporated into this Agreement, agreed to, and made a part hereof.

     1.02  Incorporation of Schedules and Exhibits.  All schedules and exhibits
           ---------------------------------------
described in, referred to, and attached to this Agreement are hereby incorporated by this reference into this Agreement and made a part hereof.

     1.03  Abbreviations.  The abbreviations set forth in the preamble, the
           -------------
Recitals, and otherwise in this Agreement shall be used for all purposes of this Agreement.

                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

     2.01  Assets to be Sold to and Purchased by Buyer.  The assets being sold
           -------------------------------------------
and purchased pursuant to this Agreement are all of those assets legally and/or equitably owned by Controls as of the date of execution of this Agreement, of every kind, nature and description, personal and mixed, tangible and intangible, and including, without limitation, all assets used by Controls in the conduct of its business (the "Business"), that are located at Controls' business premises at
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5388 115th Avenue North, Clearwater, Pinellas County, Florida 34620 (the
"Premises"), and the assignment of various contracts and intellectual property as enumerated herein, exclusive of the "Sonic" name and trademark except to the extent of Buyer's right to utilize the same pursuant to the license hereinafter provided, as the same may be adjusted for changes in the ordinary course of operation of the Business in accordance with the provisions of Sections 2.02,
4.02 and 4.03 and Article VIII hereafter, along with all assets that are legally or equitably owned by Systems and located at the Premises or reflected on any of the Schedules of assets attached hereto. Systems does not believe Systems owns or has any rights in or to the assets to be sold to Buyer pursuant to this Agreement (whether located at the Premises or included on the Schedules attached hereto or otherwise), but has agreed to join in the conveyance of such assets to Buyer to eliminate any questions in this regard. (All of the assets being sold by Controls and Systems to Buyer pursuant to this Agreement are collectively referred to as the "Assets"). The Assets being sold by Systems and Controls to the Buyer hereunder shall specifically include but not be limited to the following:

     (a) Inventory.  All inventory owned by Controls, including, without
         ---------
limitation, all finished goods, work in process, parts and supplies located at the Premises or the premises of third parties (e.g., assemblers and fabricators) which pertain to Controls' Business (collectively the "Inventory"), which Inventory shall otherwise be subject to the review and approval of Buyer as of the date of closing and may result in an adjustment in the purchase price as hereinafter provided in Section 4.03. Schedule 2.01(a) is a list of the Inventory as of the date indicated thereon. As of January 31, 1997, the Inventory had an aggregate cost to Controls of $140,426.

     (b) Personal Property, Fixtures and Equipment.  All furniture, fixtures,
         -----------------------------------------
furnishings, tools, machinery, equipment (including, without limitation, all computer hardware and software, supplies, billing and office support equipment, telecommunications equipment and records used in or necessary to operate, staff, prepare and collect bills and maintain the Business or any portion thereof) appliances and all other tangible personal property of every kind, manner and description owned by Controls, whether or not reflected as capital assets on the accounting records of Controls, and including, without limitation, all assets located at the Premises (all such items are collectively referred to as the "Personal Property"). The depreciation and amortization schedule listing all Personal Property reflected as capital assets on the accounting records of Controls as of the date indicated thereon is attached as Schedule 2.01(b)(1), and a list of additional items constituting Personal Property to be sold to Buyer pursuant to this Agreement is attached as Schedule 2.01(b)(2). The Personal Property includes, without limitation, all of the items reflected on Schedules 2.01(b)(1) and 2.01(b)(2). Site licenses for various computer software may not be transferable to Buyer and any such non-transferable site licenses shall be excluded from the sale. Likewise, the assets being sold to Buyer specifically excludes all accounting software and equipment owned by Systems that is located at Systems' Parsippany, New Jersey office, notwithstanding that such equipment and software was previously utilized to perform some of Controls' accounting functions.

     (c) Cash and Marketable Securities.  All cash, cash equivalents, marketable
         ------------------------------
securities, bank accounts, notes receivables, advances due from employees and the like owned by Controls (all such items are collectively referred to as the "Cash Equivalents"). Schedule 2.01(c) lists the bank accounts of Controls (including the Controls' bank account maintained in Parsippany, New Jersey, which account and the balance contained therein at closing is being sold to Buyer pursuant to this Agreement) and balances thereof as of the date indicated thereon. The balance in the bank accounts of Controls at closing is a component that may result in an adjustment in the purchase price as hereinafter provided in Section 4.03.

     (d) Accounts Receivables.  All accounts receivables owned by Controls, or
         --------------------
generated by and/or related to Controls' Business (collectively, the "Accounts Receivables"), which Accounts Receivables shall otherwise be subject to the review and approval of Buyer as of the date of closing and may result in an adjustment in the purchase price as hereinafter provided in Section 4.03.
Schedule 2.01(d) lists the aged Accounts Receivables of Controls and amounts thereof as of the date indicated thereon.

     (e) Licenses; Permits.  All right, title and interest in, to and under all
         -----------------
agreements, licenses, permits, consents, authorizations, certifications and other rights of every kind and character relating to Controls or its Business of any regulatory, administrative, certification authorities (including ARI, CE, and ETL) or other agency or body (including all governmental agencies) issued to, owned, used or held by Controls (such items are hereinafter collectively referred to as the "Licenses and Permits"), including, without limitation, all such items set forth and described on Schedule 2.01(e), to the extent Buyer elects to assume the same. In the event the sale, transfer, assignment or conveyance of any of the Licenses and Permits is unlawful or is not permissible under any agreement, or under federal, state, or local law, rule or regulation, then for purposes of this Agreement with respect to any such Licenses and Permits, Controls shall relinquish all of its right, title and interest in, to and under such Licenses and Permits as of the closing date to the fullest extent necessary or appropriate to enable Buyer to acquire such Licenses and Permits.

     (f) Intellectual Properties.  All technology, know how, data, symbols,
         -----------------------
logos, formulas, instructions, copyrights (registered and unregistered), copyright rights, copyright registrations, copyright applications, software, software licenses, software rights, patents (registered or unregistered), patent rights, patent assignments, patent registrations, patent applications, circuit board designs, confidential and proprietary information, and other intellectual property of any nature whatsoever issued to, owned, used or held by Controls, specifically including, without limitation, all of the items referenced in
Schedule 2.01(f) (collectively, the "Intellectual Property"). The tradename, trademark and any logo and/or symbol incorporating the name "Sonic" is specifically excluded from the assets being sold to Buyer pursuant to this Agreement, subject to Buyer's right to utilize the same in accordance with the license granted to Buyer in connection therewith as hereafter provided.

     (g) Intangible Assets.  All right, title and interest in, to and under
         -----------------
tradenames (registered or unregistered), trademarks (registered or unregistered), trademark registrations, trademark applications, servicemarks (registered or unregistered), servicemark registrations, servicemark applications, telephone numbers, licenses, warranty rights, transferrable claims, causes of action, and other intangible rights and privileges issued to, owned, used or held by Controls, specifically including, without limitation, those items set forth on Schedule 2.01(g). Notwithstanding the foregoing provisions of this Section 2.01(g), the right of the Buyer to utilize the name "Sonic" shall be governed solely by the provisions of Section 2.01(h). The tradename, trademark and any logo and/or symbol incorporating the name "Sonic" is specifically excluded from the assets being sold to Buyer pursuant to this Agreement, subject to Buyer's right to utilize the same in accordance with the license granted to Buyer in connection therewith as hereafter provided.

     (h) Name.  Buyer shall have a limited license to use the name "Sonic" and
         ----
any logos or symbols containing said name for a period not to exceed eighteen
(18) months from and after the closing date (the "License Period"). Buyer agrees that it will transition during the License Period away from the Sonic name, and Buyer shall, subject to the needs of Buyer's business as determined by Buyer, limit its use of the name in future printed materials to references that certain equipment or the business was "formerly Sonic Environmental Controls". Notwithstanding anything contained herein to the contrary, Buyer shall be entitled to utilize the present supplies of equipment labels, brochures, promotional literature and the like until exhausted, and all equipment supplied to Carrier may contain the name "Sonic Environmental Controls" for the one year duration of the 1997 national sales agreement with Carrier, but in no event for longer than the above License Period. In addition, any such use of the "Sonic" name shall be strictly limited to the promotion and sale of purge units, refrigerant management systems, low temperature high pressure purge systems and accessories directly related thereto. Any conduct of Buyer which would dilute, damage or otherwise injure the name "Sonic" or the related trademarks and any other use of the name "Sonic" except as set forth herein shall constitute a breach of this Agreement for which the Buyer hereby agrees that Controls, Systems or any party that becomes a beneficial owner of the rights to the "Sonic" trademarks, tradenames, logos and symbols shall be entitled to injunctive relief.

     (i) Goodwill.  The goodwill and going concern value of Controls' Business.
         --------

     (j) Purchased Contracts.  All right, title and interest in, to and under
         -------------------
(1) that certain lease by Controls of its Premises, which lease, as amended, is attached hereto as Schedule 2.01(j)(1), and (2) those contracts and agreements listed on Schedule 2.01(j)(2) to which Controls is a party or a beneficiary and which relate to or are necessary or useful for the conduct of the Business, all of which shall be assigned to and assumed by Buyer to the extent provided in
Section 3.01(c) (collectively the "Purchased Contracts"). Buyer shall not be required to assume or bear liability for any contracts or agreements of Controls not listed on either Schedule 2.01(j)(1) or Schedule 2.01(j)(2). Schedules 2.01(j)(1) and (2) contain a list of all contracts and agreements which shall be assigned to and assumed by Buyer (to the extent provided in Section 3.01(c)), copies of which contracts are attached to such schedules.

     (k) Books and Records.  All operating data, computer files, disks and data,
         -----------------
and records pertaining to the Assets, properties, business operations, personnel, accounts, financial condition, products, customers, and/or suppliers or otherwise related or pertaining to Controls and/or Controls' Business, including, without limitation, all of Controls' books, records, papers, computer tapes, disks or data or instruments related to Controls' Business or the Assets or which are required, necessary, or helpful in order for Buyer to conduct the Business from and after the closing date, including, without limitation, accounting and financial records, sales records, sales and payroll tax returns, customer data, credit information, product data, bills of materials, designs, drawings and specifications, warranty data, correspondence files, and the like located at the Premises (all such items being hereinafter collectively referred to as the "Books and Records"). To the extent that any applicable "Books and Records" may be located at Systems' office in Parsippany, New Jersey, Buyer shall be given access and may copy any such applicable "Books and Records".

     (l) Customer and Supplier Records.  All customer and supplier lists, along
         -----------------------------
with all correspondence and records relating thereto, quality control records, purchase orders, and the like related to Controls or the conduct of Controls' Business (the "Customer and Supplier Records").

     (m) Prepaid Expenses.  All prepaid expenses and deposits made by Controls
         ----------------
which relate or pertain to Controls' Business, including, without limitation, those prepaid expenses and deposits listed on Schedule 2.01(m).

     (n) Marketing Materials.  All advertising, promotional and/or marketing
         -------------------
materials and ideas, brochures, and other like items related to Controls or the conduct of Controls' Business.

     (o) Insurance.  Schedule 2.01(o) contains a list of all of the current
         ---------
insurance policies of Controls or that pertain to Controls' Business. The Buyer may assume, if Buyer so elects, the employee health insurance policy which became effective on March 1, 1997, if said policy is assumable. As to any other insurance policies, Controls is insured under policies covering Systems as well as Controls and Seller does not believe that said other policies can be split and assumed in part by Buyer.

     (p) Leasehold Improvements.  All structures, improvements, construction in
         ----------------------
progress and fixtures of every kind and nature now or hereafter located at the Premises (the "Leasehold Improvements").

     (q) Residual Assets.  All other assets of Controls and all other assets
         ---------------
located at the Premises, whether owned by Controls or Systems. Notwithstanding the foregoing, the tools and other personal property listed on Schedule 2.01(q) that are located at the Premises and owned by Controls' employees are excluded from this sale.

     2.02  Conveyance of Assets; Update of Schedules.  At the closing, Sellers
           -----------------------------------------
shall sell, transfer, assign, convey and deliver to Buyer all of the Assets free and clear of any liens, liabilities, encumbrances or restrictions whatsoever except for the Assumed Liabilities (as hereinafter defined). Systems agrees that all of the assets, if any, owned by Systems that are listed on any of the aforementioned Schedules of assets to be sold to Buyer and all other assets, if any, owned by Systems that are located at the Premises are also specifically included as part of the Assets being sold to Buyer pursuant to this Agreement. As used in this Agreement, "liens" means any restrictions on the use or transferability of assets or a claim or a charge on any interest in property securing an obligation owed to or claimed by a person other than the owner of the property, whether the claim or charge exists by reason of statute, contract or common law, and includes a lien or security interest arising from a pledge, mortgage, indenture, encumbrance, hypothecation, security agreement, conditional sale, trust receipt, collateral assignment in a lease, bailment, consignment for security purposes or court order. The Schedules set forth in this Agreement shall be updated as of the closing date to more fully include all of the purchased Assets and reflect changes that have occurred in the Assets since the date of execution of this Agreement and prior to the closing date, both within and outside the ordinary course of business, in accordance with and subject to the provisions of Sections 4.02 and 4.03 hereof.

                                  ARTICLE III
                              ASSUMED LIABILITIES

     3.01  Assumed Liabilities.  The only liabilities and obligations assumed by
           -------------------
Buyer incident to this Agreement and the transaction contemplated hereunder are as follows:

     (a) The accounts payable and accrued expenses of Controls owed to the creditors and in the amounts, but only to the creditors and in the amounts, specifically listed on Schedule 4.01(a) attached hereto, which Schedule shall be subject to update at closing as hereinafter provided (collectively, the "Accounts Payable"). Buyer is not assuming, and shall have no liability for, amounts owed to any creditor not listed on Schedule 4.01(a) as updated at closing, or for any amounts owed to any creditors listed on Schedule 4.01(a) in excess of the amounts indicated on Schedule 4.01(a) as updated as of the closing. Any royalties which may be due to Sagar shall not be included in the computation of accounts payable or accrued expenses. The amount of accounts payable and accrued expenses assumed by the Buyer may result in an adjustment in the purchase price as hereinafter provided in Section 4.03.

     (b) Liability for parts and labor (but only parts and labor) required to be expended to satisfy product liability and warranty obligations of Controls extended to buyers of Controls' products prior to the date of closing pursuant to standard form contract warranty provisions; provided, however, the only liability assumed by Buyer for product liability and warranty obligations of Controls shall be the replacement of defective parts and labor, if any, required in connection therewith, if required pursuant to the standard form warranty agreements, and in no event shall Buyer assume or have any liability for damages, lost profits, consequential damages, punitive damages, fraud, misrepresentations, or any other warranties given by Controls (including, without limitation, warranties of merchantability and fitness for a particular purpose) or any other claims or obligations associated with, any products sold by Controls prior to the date of closing, whether for personal injuries or property damages or otherwise.

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

     (c) Obligations that arise or are required to be performed after (but not on or before) the closing date with respect to any Purchased Contracts, including for warranty claims asserted after the closing date to the extent, but only to the extent, provided in and consistent with the provisions of Section 3.01(b). Sellers shall be solely liable and responsible for all obligations accrued, arising or required to be performed on or before the closing date with respect to any Purchased Contracts that Buyer assumes, and with respect to all obligations, whether arising, accruing or required to be performed before or after the closing date, with respect to all other contracts of Sellers. Notwithstanding the foregoing, Buyer shall assume liability for the royalties owed by Controls to South Eastern Refrigeration in the amount indicated on
Schedule 4.01(a) (which accrued and unpaid royalties shall be part of the accrued expenses of Controls to be assumed by Buyer pursuant to Section 4.01(a) and which may result in an adjustment in the purchase price as hereinafter provided in Section 4.03) and all claims possessed by Nick Rameriz against Controls.

     (d) Liabilities and obligations of Seller with respect to the Premises Lease for periods subsequent to the date of closing (but not on or before). Sellers shall remain solely liable for and shall perform all obligations with respect to the Premises Lease arising, accruing or required to be performed on or before the closing date.

The aforementioned liabilities to be assumed by Buyer are hereinafter collectively referred to as the "Assumed Liabilities". Notwithstanding anything contained in this Agreement to the contrary, Buyer reserves the right to contest in good faith any Assumed Liability, and the assumption by Buyer on the closing date of any liabilities hereunder is made for the exclusive benefit of Controls and not for the benefit of any third party, and such assumption, while creating a liability of Buyer to Controls hereunder, shall not be deemed to create any liability of Buyer to any third party. Buyer agrees to defend, indemnify and hold Controls harmless from and against all loss, cost and expense associated with the Assumed Liabilities.

     3.02  No Other Liabilities Assumed by Buyer.  Other than the Assumed
           -------------------------------------
Liabilities, Buyer shall not assume, nor shall Buyer be deemed to have assumed, guaranteed, agreed to perform or otherwise be bound by, or be responsible or otherwise liable for, any liability or obligation of any nature of Sellers or either of them (whether or not related to the Business) or claims of such liability or obligation, whether accrued, matured or unmatured, liquidated, or unliquidated, fixed or contingent, known or unknown (collectively the "Unassumed Liabilities"). Specifically, without limiting the generality of the foregoing, other than the Assumed Liabilities, Buyer shall not have any liability or obligation with respect to or arising out of (a) acts or omissions of any Seller whether prior or subsequent to the closing date, whether or not in the ordinary course of business; (b) liabilities or obligations arising in any respect, relating to or secured by any portion of or act of either the Assets or the Business prior to the closing date; (c) employee related liabilities (including, without limitation, accrued wages, vacation, employee-related insurance or deferred compensation claimed by any person in connection with his or her employment by, or termination of employment with, any Seller, or payroll taxes payable or liabilities arising under any employee benefit plan maintained by any Seller) (all employment and payroll tax liabilities of Seller shall remain the Seller's responsibility for collection, remittance and tax filing purposes for the period through the closing date, notwithstanding anything contained in this Agreement to the contrary); (d) liabilities or obligations of any Seller, including, without limitation, those for attorney's fees, arising out of any litigation or other proceeding pending as of the closing date in connection with any Seller's business or the Chapter 11 Proceeding, or any claim against any Seller, whether or not asserted and whether or not liquidated or contingent, arising prior to or after the closing date; (e) liabilities for any income, sales or use, intangible, tangible personal property, or other tax, whether disputed or not, attributable to any Seller or any Seller's business for any period or transaction; (f) any accounts payables or accrued expenses owed to creditors not listed on Schedule 4.01(a) as updated at closing or to the extent the actual amounts of accounts payable or accrued expenses owed to creditors listed on Schedule 4.01(a) exceeds the amount listed as owed to such creditor on Schedule 4.01(a) as updated at closing; (g) any other payables of or amounts owed by Sellers; (h) any amounts or loans owed to Turbotak whether pursuant to the Turbotak Loans or otherwise (except that it is acknowledged that a portion of the purchase price paid by Buyer to Seller hereunder shall be utilized by Seller to repay Turbotak for loans it has previously advanced to Controls as hereinafter provided); (i) all liabilities, commitments and obligations under any contracts of Sellers that Buyer does not assume; (j) any obligation of Sellers to indemnify any person or entity, whether due to such person's or entity's service as a director, officer, employee, agent or otherwise, regardless of how such claim for indemnification arises; (k) any obligations or liabilities of Systems; and (l) any other liability or obligation of any Seller, whether direct, secondary, accrued, absolute, contingent, unasserted, liquidated, unliquidated or otherwise.

                                   ARTICLE IV
                PURCHASE PRICE; UPDATE OF SCHEDULES; ADJUSTMENT
                         TO PURCHASE PRICE; ALLOCATION

     4.01  Purchase Price.  Subject to adjustment as hereinafter provided in
           --------------
Section 4.03 and 4.04, the aggregate purchase price for the sale, transfer, assignment, conveyance and delivery of the Assets by Sellers to Buyer shall equal the sum of the following:

     (a) Cash Payment at Closing to Sellers.  At closing, Buyer shall pay to
         ----------------------------------
Sellers, in immediately available funds, the cash sum of $220,000.00, subject to the purchase price adjustment provisions contained in Sections 4.03 and 4.04 hereafter;

     (b) Note Payable to Sellers.  At the closing, Buyer shall execute a
         -----------------------
promissory note in the form of Exhibit 4.01(b) in the amount of $100,000, bearing interest at the rate of 10% per annum, and payable in full exactly one year from and after the date of closing (the "Promissory Note"). The Promissory Note shall be secured by a collateral assignment of the Purge Patent and LTHP Patent (both as further described on Schedule 4.01(b)) at closing, and payment of the Promissory Note shall be personally guaranteed by Sagar. In addition, within a reasonable period of time subsequent to the closing date, Buyer shall establish and maintain in escrow complete sets of fabrication drawings, bills of materials, vendors lists, fabricators lists, subcontractors lists, control software, operation, installation and maintenance manuals, a list of then current employees including job descriptions and assignments in favor of the note holder or any successor of any applicable copyrights, trade secrets or patents applicable to the existing purge and LTHP units or any successor product thereto. The escrow agent shall be mutually approved by Buyer and Sellers. Once established, Buyer shall update the materials in escrow from time to time, and not less than every six months, to reflect current information. The escrow agent shall be instructed to release all of the escrowed information upon written request from the note holder in the event of a default in the payment of said note by Buyer; provided, however, notwithstanding the foregoing, escrow agent shall provide Buyer with written notice of any request from the noteholder for the release of the escrowed information and Buyer shall have fifteen (15) days after its receipt of such notice from the escrow agent in which to cure any such alleged default, and further, in the event there is a dispute between Buyer and note holder and Buyer makes the payments due under the Promissory Note in escrow to the escrow agent pending the resolution of such dispute, no such documents shall be released from escrow until the noteholder obtains a judgement resolving said dispute, and then only if said judgement is not satisfied by Buyer within 15 days from its entry. Said escrowed materials may be inspected by a designee of the noteholder upon request to Buyer and subject to said designee executing an appropriate confidentiality agreement. The terms of the collateral assignment and escrow shall be subject to the mutual consent and approval of Buyer and Seller, which approval shall not be unreasonably withheld by either Buyer or Seller. Buyer shall also maintain insurance comparable to that maintained by Controls for any period for which the Buyer has an unpaid obligation on any note given by Buyer to Seller pursuant to this Agreement. The Buyer shall provide proof of such insurance upon request of any note holder.

     (c) Tax Note Payable to Sellers.  At the closing, Buyer shall execute a
         ---------------------------
promissory note in favor of Sellers in the form of Exhibit 4.01(c) in the amount of $82,323, bearing interest at the prime rate as adjusted from time to time as further provided in the note, and payable over a term of six years from and after the date of closing, all as further provided in the form of the note attached hereto as Exhibit 4.01(c) (the "Tax Note"). The Tax Note shall be secured by a collateral assignment of the Purge Patent and LTHP Patent at closing; provided, however, the rights of the holder of the Tax Note pursuant to such collateral assignment of the Purge Patent and LTHP Patent and escrow of documents in connection therewith shall be subordinated to the rights the holders of the Promissory Note with respect to the collateral assignment of the Purge Patent and LTHP Patent executed and escrow of documents in connection therewith established in their favor. The Tax Note is being executed by Buyer in favor of Sellers with respect to certain payroll tax obligations Controls failed to pay to Systems prior to this date, and Controls shall provide documentation to Buyer prior to closing to establish that the proposed amount of the Tax Note directly related to payroll taxes and withholding taxes on Controls' employees that were not paid to the Internal Revenue Service. In no event shall the amount of the Tax Note be increased. However, if such documentation shows that the amount of the payroll tax liability attributable to Controls' employees is less than the amount indicated above as being the original principal amount of the Tax Note, the principal amount of the Tax Note shall be reduced accordingly. Buyer and Sellers further agree that in the event Sellers fail to issue shares of Turbotak/Sonic stock to Buyer upon confirmation of the Plan of Reorganization (as hereinafter defined) or on or before twelve months after the closing date, whichever first occurs, as hereinafter provided in Section 10.06, the amount payable by Buyer pursuant to the

Tax Note shall be reduced by the amount of $41,162 from the principal amount otherwise to be paid and Buyer shall further be given credit for all interest paid by Buyer on the original balance of the Tax Note prior to adjustment in excess of the interest that would have been paid by Buyer had the principal balance been reduced retroactively as of the closing date, and the balance due from Buyer under the Tax Note shall be reduced accordingly. (In other words, to the extent Buyer has paid any interest on the higher principal amount, Buyer shall be entitled to an additional reduction in the principal due under the Tax Note to credit Buyer with any additional interest paid over and above the interest that would have been paid had the principal balance been reduced as provided in this Section as of the closing date). Buyer shall also maintain insurance comparable to that maintained by Controls for any period for which the Buyer has an unpaid obligation on any note given by Buyer to Seller pursuant to this Agreement. The Buyer shall provide proof of such insurance upon request of any note holder.

     (d) Assumed Liabilities.  The amount of Assumed Liabilities that the Buyer
         -------------------
specifically assumes and agrees to pay, perform and satisfy as provided in this Agreement. Except for the Assumed Liabilities, Buyer will not assume or otherwise become liable for any liability, obligation or commitment of Sellers or either of them or any other third party, whether accrued, absolute, contingent, liquidated, unliquidated or yet unasserted.

     (e) Other Consideration.  The Buyer and Seller both acknowledge that Sagar
         -------------------
has asserted claims against Controls and Systems for royalties and other relief and Controls and Systems have asserted claims against Sagar, which countervailing claims may continue to accrue and grow from this date. Sellers acknowledge and agree that they are receiving additional consideration for the execution of this Agreement and the purchase of Assets by Buyer by virtue of Sagar's agreement to execute a release in favor Sellers from such obligations at closing as hereinafter contemplated in Section 10.04.

     4.02  Update of Schedules.  Prior to the closing date, the Sellers shall
           -------------------
deliver to Buyer updated schedules to more accurately reflect, as of the closing date, the Assets being sold, transferred, assigned, conveyed and delivered to Buyer, and the Assumed Liabilities, and any other disclosures or matters which may be the subject of such schedules. All such schedules delivered by Sellers to Buyer shall be subject to verification and approval by Buyer. Buyer and Sellers specifically agree that they shall jointly conduct a physical count of the Inventory as of the night prior to the closing date.

     4.03  Adjustment to the Purchase Price.  Buyer and Sellers agree that
           --------------------------------
Article II, along with Section 10.06, establishes the Assets being sold to Buyer by Sellers, and the value and items of various components thereof to be received by Buyer at closing. All of the Assets listed on the Schedules prepared incident to the execution of this Agreement are to be conveyed to Buyer at closing, and except for Cash Equivalents, Inventory, Accounts Receivables and Accounts Payables, changes in which are specifically addressed and provided for hereinafter in this Section 4.03, Buyer and Sellers acknowledge that the Assets to be conveyed to Buyer by Sellers are not expected to change from and after the date of execution of this Agreement and prior to the closing date.
Nevertheless, to the extent the Assets (other than Cash Equivalents, Inventory,

Accounts Receivables and Accounts Payables) conveyed to Buyer by Sellers at closing do not include all of the Assets reflected on such schedules, the purchase price shall be reduced if such missing Assets are material, with a corresponding reduction in the cash due from Buyer at closing. For purposes of this Agreement, such missing assets shall be deemed material if their replacement cost in the aggregate to Buyer is greater than $2,000. To the extent any such missing assets have been replaced with other assets purchased by Seller subsequent to the date of execution of this Agreement, the aggregate cost of such purchased assets shall be netted against the aggregate replacement costs of the missing assets in determining whether a reduction of the purchase price is in order. Provided, however, to the extent the aggregate cost of such purchased assets exceeds the aggregate replacement costs of any missing assets, there shall be no upward adjustment or increase in the purchase price or cash due from Buyer at closing. Other assets owned by Controls or located at the Premises and not previously included on Schedules attached to this Agreement shall not be the basis for any claim by Sellers that assets have been purchased or that there has not been a material change in any assets to be conveyed by Sellers to Buyer. Provided further, however, that in the event the purchase price and cash due at closing from Buyer is otherwise to be reduced pursuant to the provisions of this paragraph, and the net asset value of the Cash Equivalents, Inventory, Accounts Receivable and Accounts Payables at the closing date exceeds the amount of $150,000, the amount by which the net asset value of Cash Equivalents, Inventory, Accounts Receivables and Accounts Payables at the closing date exceeds the amount of $150,000 may be used to offset any such reduction in the purchase price otherwise due as a result of the provisions of this paragraph, but again, there shall not be any upward adjustment in the purchase price or cash due from the Buyer at closing pursuant to the provisions of this paragraph on account of any reason whatsoever.

     Buyer and Sellers agree that the amount of Cash Equivalents, Inventory, Accounts Receivable and Accounts Payables are subject to change from and after the date of execution of this Agreement and prior to the closing date in connection with the operation of the Business in the ordinary course. Buyer and Sellers have entered into this Agreement based on representations and agreements of the Sellers that the net asset value of the Cash Equivalents, Inventory, Accounts Receivables and Accounts Payables at the closing date shall not be less than the amount of $150,000, which amount represents the approximate net asset value of the Cash Equivalents, Inventory, Accounts Receivable and Accounts Payables of Controls as of January 31, 1997. In accordance with the provisions of Section 4.02, Sellers shall deliver to Buyer updated schedules of the Cash Equivalents, Inventory, Accounts Receivables and Accounts Payables as of the closing date. Buyer and Sellers shall further conduct a physical count of the Inventory and costing thereof as of the night prior to the closing date. All such Inventory shall be valued at its cost to Sellers, net of any applicable discounts, and the Inventory to be counted as of the closing date shall include only those categories of Inventory included on the Inventory previously provided by Sellers to Buyer attached hereto as Schedule 2.01(a). Further, the value of the Inventory shall only be increased by purchases of Inventory by Controls subsequent to January 31, 1997, and the value of the Inventory shall not be increased by adding other personal property or parts thereto owned by Controls or located on the Premises as of January 31, 1997 which is not included on the list of Inventory attached as Schedule 2.01(a). To the extent the net asset value of the Cash Equivalents, Inventory, Accounts Receivables and Accounts Payables is less than $150,000 as of the closing date, Buyer shall be entitled to a dollar for dollar reduction in the purchase price and cash due at closing to the full extent the net asset value of the Cash Equivalents, Inventory, Accounts Receivables and Accounts Payables at closing is less than $150,000. By way of example and not in limitation, if the net asset value of Cash Equivalents, Inventory, Accounts Receivables and Accounts Payable on the closing date is $145,000, the purchase price and cash otherwise due from the Buyer at closing shall be reduced by the amount of $5,000. Under no circumstances shall there be any upward adjustment in the purchase price or cash due from the Buyer at closing should the net asset value of the Cash Equivalents, Inventory, Accounts Receivables and Accounts Payables increase above the amounts hereinabove indicated on account of any reason whatsoever.

     Further, except as hereinafter specifically provided in this paragraph, to the extent Controls or Systems is able to negotiate lesser amounts creditors whose liabilities are to be assumed by Buyer incident to this Agreement are willing to accept in full or partial payment of their claims, the benefit of all such reductions shall inure solely to the benefit of the Buyer, and the face amount of such debt or payable owed to such creditor(s) (and not the amount Controls or Systems has negotiated to pay such creditor in full or partial discharge of such debt or payable) shall be utilized in determining the net asset value of the Cash Equivalents, Inventory, Accounts Receivable, and Accounts Payables as of the closing date, even if Controls or Systems have paid such debt at a reduced amount prior to or on the closing date. Notwithstanding the foregoing, Controls shall be given credit for any reduction in the amount of accounts payable owed to TCF, it being acknowledged that Controls has represented that Controls has previously negotiated a reduction in the amount due to TCF from the amount of $5,843.96 to the amount of $3,500.00, and that such reduction in the amount owed to TCF by Controls is contemplated to be documented in writing prior to the closing date.

     4.04  Purchase Price Credits.  Rent for the Premises and other installment
           ----------------------
payments shall be prorated as of the closing date and the purchase price and cash due at closing shall be adjusted accordingly.

     4.05  Allocation of the Purchase Price.  The purchase price, as adjusted
           --------------------------------
pursuant to Sections 4.03 and 4.04, shall be allocated in a manner reasonably determined by Buyer in accordance with section 1060 of the Internal Revenue Code of 1986, as amended. Buyer shall deliver a completed Form 8594 to Seller within 30 days after the closing date. Buyer and Seller represent and warrant that they will use such allocation of the purchase price delivered by Buyer for all federal and state income tax purposes.

                                   ARTICLE V
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

     Sellers jointly and severally represent, warrant and covenant to Buyer, both as of the date hereof and as of the closing date, as follows:

     5.01  Organization.  Each Seller is a corporation duly organized, validly
           ------------
existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own or lease and operate its properties and assets and conduct its business, including the Business, as such business is conducted. The copies of the Articles of Incorporation and Bylaws of each Seller, as amended to date, as will be delivered to Buyer, are true and complete copies of those documents now in effect. Schedule 5.01 lists each jurisdiction in which Controls is qualified as a foreign corporation.

     5.02  Authorization.  Subject to the approval of the Bankruptcy Court as
           -------------
provided in Section 9.01 hereinafter, the execution, delivery and performance by Controls and Systems of this Agreement and the agreements provided for herein, and the consummation by Controls and Systems of the transactions contemplated hereby and thereby, are within such Seller's corporate powers and have been duly authorized by all necessary action on the part of each Seller and their Board of Directors. This Agreement has been duly executed by each Seller. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute, or upon execution will constitute, valid and binding agreements of each such Seller, and enforceable in accordance with each of their respective terms, subject only to the approval of the Bankruptcy Court as provided for in Section 9.01 hereinafter.

     5.03  Location and Use of Assets.  Substantially all of the Assets are
           --------------------------
located at the Premises and will not be removed from that location before the closing date without the prior approval of the Buyer.

     5.04  Title to Assets.  Except to the extent any of the Assets have been
           ---------------
pledged to Turbotak as security for repayment of the Turbotak Loans, Sellers have good, clear, record and marketable title to all of the Assets, free and clear of all liens, encumbrances, restrictions and obligations other than the Assumed Liabilities, and subject to obtaining Bankruptcy Court approval as provided in Section 9.01, each Seller shall have at the closing date the full power and right to sell, assign and deliver the Assets in accordance with the terms of this Agreement. The delivery to the Buyer of instruments of transfer of ownership contemplated by this Agreement shall vest valid record and marketable title to the Assets in the Buyer, free and clear of all liens, encumbrances, claims, restrictions and obligations other than the Assumed Liabilities. From and after the closing date, Buyer shall own the Assets free of any claim of interest or ownership by any other person. None of the Assets is subject to any restriction, condition, limitation, or agreement which would prevent continuation of the use currently made thereof or materially, adversely affect the value thereof, except as set forth herein. Sellers have not granted to any person any right or option to acquire any interest in the Assets or any part thereof.

     5.05  Conduct of Business.  Sellers have full power and authority to carry
           -------------------
on the Business in the manner heretofore carried on by Controls, and Sellers, to the best of Seller's knowledge and belief, are not in violation of any laws, regulations or orders applicable to the operation of the Business in any manner which would or could result in Buyer not being permitted to operate said Business after the closing hereunder or which could have a material adverse affect on Buyer's subsequent operations.

     5.06  Premises Lease.  Sellers have a valid and enforceable leasehold
           --------------
interest in the Premises pursuant to the Lease, and the Lease is in full force and effect and not in default, and has not been modified, rescinded, supplemented or amended in any way since the date of the Lease. A true, correct and complete copy of the Lease has been delivered by Sellers to Buyer.
Following the closing of the transaction contemplated in this Agreement, Buyer will have all of Sellers' right, title and interest under the Lease and the Lease will not have any payment delinquency or be, or with notice or the lapse of time would be, in default as to either party to it. There is not any oral or written assignment or sublease of any part of the Premises, or any interest in the Premises. The aforesaid notwithstanding, the Buyer shall be responsible to negotiate with the landlord relative to the assignment and assumption of the Lease of the Premises.

     5.07  Noncontravention.  Except as may be set forth in the Premises Lease
           ----------------
and Purchased Contracts, and subject to the approval of the Bankruptcy Court as provided for in Section 9.01 hereinafter, neither the execution and delivery of this Agreement nor the consummation of the transactions and agreements contemplated hereby will violate any statute, regulation, rule, injunction, judgement, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which any Seller is subject, violate any provision of the charter or bylaws of any Seller or constitute a breach of or a default under, or give rise to a right of termination, cancellation, or acceleration or loss of any benefit under, or will result with the giving of notice or the lapse of time or both in a violation of any provision of, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance of any kind upon the property or Assets (real, personal or mixed, tangible or intangible) of any Seller pursuant to any provision of any note, security interest, bond, mortgage, indenture, lien, claim, charge, right, option, lease, agreement, contract, license, franchise, permit or other similar authorization, pledge, encumbrance, instrument, commitment, law, ordinance, regulation, order, arbitration award, judgement, or decree to which any Seller is a party or by which it or its Assets or properties (real, personal or mixed, tangible or intangible) are bound.

     5.08  Correctness of Financial Data.  Sellers have delivered to Buyer
           -----------------------------
unaudited income statements for Controls and the Business for the months of May 1996, June 1996, July 1996, August 1996, September 1996, October 1996, November 1996, December 1996 and January, 1997 and an unaudited balance sheet of Controls' and the Business as of January 31, 1997 (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements are true, accurate and complete, have been prepared based on the accrual method of accounting in accordance with generally accepted accounting principles consistently applied, and fairly present the financial condition of Controls and the results of operation of Controls and the Business as of the dates and for such periods represented.

     5.09  Litigation.  Except for the Sagar/Controls Litigation and that
           ----------
certain suit filed by TCF against Controls for monies owed (the "TCF Litigation"), there is no claim, action, proceeding, or investigation pending or threatened against or affecting Controls or the Business or any of the Assets before or by any third party, court, arbitrator or governmental agency or authority. Controls is not in default with respect to any judgement, order, writ, injunction or decree of any court or governmental entity, and there are no unsatisfied judgements against Controls or the Business. The TCF Litigation was filed against Controls seeking to collect the amount of $5,843.96 from Controls for purchases made by Controls from TCF. Controls has settled the TCF Litigation, and pursuant to such settlement Controls shall pay TCF the sum of $500.00 per month for seven months (a total of $3,500.00) in full and complete discharge of all obligations owed by Controls to TCF.

     5.10  Taxes.  For purposes of this Agreement, "Tax" means any federal,
           -----
state, local or foreign income, gross receipts, sales or use, intangible personal property, tangible personal property, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, other payroll taxes, disability, real property, other personal property, transfer, registration, value added, alternative or add on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, fines or addition thereto, whether disputed or not, and "Returns" shall mean all returns (including without limitation, information returns) and other reports and forms related to Taxes.

     Controls has paid all Taxes due and owing by Controls, and Controls is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against either Controls or the Business. There are no Tax liens upon any of the Assets and their is no valid basis for any assessment, deficiency, notice, 30 day letter or similar intention to assess any Tax against the Assets which would be required to be paid by Buyer.

     Controls has duly filed all Returns required to be filed by Controls, and all such Returns were, when filed, and are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations in all material respects. Controls will pay in full or has adequately reserved all Taxes due from it.

     5.11  No Brokers.  Neither Seller nor any affiliate of a Seller has entered
           ----------
into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer to pay any finders fee, brokerage commission or similar payment, whether incident to this Agreement, the transactions contemplated in this Agreement, or otherwise.

     5.12  No Other Agreements to Sell the Assets of Controls or the Business.
           ------------------------------------------------------------------
No Seller has any legal obligation, absolute or contingent, to any other person or firm to sell any of the Assets (other than agreements for the sale of Inventory in the ordinary course of operation of the Business) or to effect any sale of the Business or to enter into any agreement with respect thereto.

     5.13  Intellectual Property and Intangible Assets.  Controls has the right
           -------------------------------------------
to use the Intellectual Property and Intangible Assets used by Controls and the Business free of liens, encumbrances, restrictions and the claims of any other person whatsoever, and no person or entity has a right to receive a royalty or similar payment in respect of any Intellectual Property or Intangible Assets, whether pursuant to any contractual arrangements entered into by any Seller or otherwise, except as set forth on Schedule 5.13. Except pursuant to the Purchased Contracts, no Seller has any licenses granted by it or to it and no other agreements to which it is a party, relating in whole or in part to any of the Intellectual Property or Intangible Assets. No proceedings have been instituted against or notices received by any Seller that are presently outstanding alleging that a Seller's use of the Intellectual Property or Intangible Assets infringe or otherwise violate any rights of a third party, except as set forth on Schedule 5.13. No Seller has knowledge of any infringement or violation of any Seller's rights in or to the Intellectual Property or Intangible Assets by any third party. Except as set forth on
Schedule 5.13, no employee(s), agents, consultants or independent contractors of any Seller owns or has any interest in any Intellectual Property or Intangible Assets, or any other trade secret, invention or process, if any, used by Controls or by the Business.

     5.14  Warranty.  Schedule 5.14(a) sets forth a true and complete list and
           --------
copy of the form of all express warranties and guaranties made by Controls and the Business to third parties with respect to any of its products sold or leased, or its services rendered. Schedule 5.14(b) sets forth all outstanding and unresolved warranty and product liability claims and installation or product operation problems made against Controls and the Business since June 1, 1996. Incident to any sales of products, Controls and the Business disclaim any and all warranties, express or implied, pursuant to form contracts and agreements except for the warranties set forth in Schedule 5.14(a). No product or service of Controls has, at any time, been subject to any voluntary or governmental recall and neither Seller knows of any presently existing circumstances that would constitute a valid basis therefore.

     5.15  Employees; Employment Agreements.  Schedule 5.15 sets forth a current
           --------------------------------
list of all employees, independent contractors, agents and consultants of Controls and the Business, along with their rates of pay. No raises or increases in the rates of pay have been granted to any such employees by Controls or the Business subsequent to June 1, 1996, except as indicated on
Schedule 5.15. No other individual or entity rendered services, whether as an independent contractor, agent, consultant or otherwise to any Seller with respect to the Business that was necessary or of benefit to the Business, that is not reflected on Schedule 5.15. No employees of Controls or the Business have any employment agreements, whether written or oral, and all such employees are employees at will whose employment may be terminated at any time for any reason or no reason by Controls, subject to any applicable laws of the State of Florida. Neither

Seller is aware of any plans for any such employees, independent contractor, agent and consultant to terminate their employment or other relationship with Controls, except by reason of terminating such relationship by becoming an employee, independent contractors, agents or consultants of Buyer in connection with Buyer's purchase of the Assets pursuant to this Agreement. No Seller is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. No Seller has committed any unfair labor practice or discrimination, and there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to the employees of any Seller.

     No Seller has entered into any severance or similar agreement in respect of any present or future personnel that will result in any obligation (absolute or contingent) of Buyer to make any payment to any present or former personnel following termination of employment.

     No Seller maintains or administers any defined benefit plans or other retirement plans for the benefit of its employees. No Seller has projected liability in respect of post retirement, health, life and medical benefits for retired employees of Seller.

     5.16  Purchase Commitments.  Schedule 5.16 contains a list of all
           --------------------
unfulfilled agreements, commitments, and orders, whether oral or written, for the sale of goods or performance of services by Controls and/or the Business. All of such agreements, commitments, and orders were made in the ordinary course of operation of the Business and at prices and on terms which are consistent with the Business' past practices. No customer of Controls or the Business has requested services to be performed under any agreement or products to be delivered under any agreement be delayed for any material period of time. No outstanding material or inventory purchased by Controls or the Business is in excess of the normal, ordinary and usual requirements of the Business or was made at a price in excess of those usual and customary in the Business. There is no reason or reasonable grounds to believe that, either as a result of the transactions contemplated hereby or for any other reason, that any present, material customer or supplier of Controls or the Business will not continue to conduct business with the Buyer after the closing date in substantially the same manner as it has conducted business with Controls and the Business in the past. Specifically, and without limitation, Controls has a good relationship with Carrier that is anticipated to continue and inure to the benefit of Buyer subsequent to the closing, details regarding the transaction contemplated by this Agreement have been discussed with the appropriate Carrier representatives, and Sellers are not aware of any facts or circumstances which could cause them to believe that Carrier may cease doing business with Controls or with Buyer or change in an adverse manner Carrier's business relationship with Controls or with Buyer. Further, the national sales agreement between Controls and Carrier remains in full force and effect and is scheduled to expire on March 5, 1997. Sellers are currently renegotiating the national sales agreement with Carrier and Carrier has agreed to certain changes in connection with the renewal of such agreement, including an increase in the sales prices of the purge units purchased thereunder by $150 (such that domestic sales, before add ons, will be at the amount of $1,875 per purge unit), eliminating any discounts for early payment, modifying the warranty to be parts only for a period of one year (and not labor), disclaiming any other warranties, and eliminating any rebates. Further, no technology, designs, drawings, bill of materials or other intellectual property or proprietary and confidential information, whether related to the Purge Unit or otherwise, has been given to or collaterally assigned to Carrier in any manner, and no commitments have been made to Carrier by Sellers in such regards.

     5.17  Inventories.  The Inventory consists of items of a quality and
           -----------
quantity typically required for Sellers to produce the products offered for sale in the ordinary course of Business in accordance with normal sales demand. Sufficient parts are included in the Inventory to enable Seller to produce products necessary to meet normal sales demands. Lead times for any parts over one week are shown on the schedule of Inventory attached as Schedule 2.01(a). All of the Inventory is in useable and saleable condition, of first quality, and is not damaged or obsolete. The values at which such items of Inventory are carried on each Seller's books reflect the lower of cost or market.

     5.18  Accounts Receivables.  All Accounts Receivables have been generated
           --------------------
from the operation of the Business in the ordinary course and the sale of products related thereto.


     5.19  Books and Records.  The Books and Records have been fully, properly
           -----------------
and accurately maintained in all material respects, and (i) there are no material inaccuracies or discrepancies contained or reflected therein, (ii) they accurately present the complete financial position of each Seller and the Business in all material respects, and (iii) they are in auditable condition. Controls and the Business do not have any records, systems, data or information, recorded, stored, maintained, operated, or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Sellers.

     5.20  Purchased Contracts and Commitments.
           -----------------------------------

     (a) Each Purchased Contract Buyer assumes is a valid and binding agreement, enforceable against all parties thereto in accordance with its terms and there exists no Purchased Contract that is not a valid and binding agreement on the other parties thereto;

     (b) Each Seller and the Business has fulfilled all material obligations required pursuant to the Purchased Contracts to have been performed by such Seller and the Business prior to the closing date, and no Seller has reason to believe that it or the Buyer will not be able to fulfill, when due, all obligations under the Purchased Contracts which remain to be performed;

     (c) No Seller is in material breach of or in default under any Purchased Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights, or result in the creation of any lien, charge or encumbrance thereunder or pursuant thereto;

     (d) Neither Seller nor any of their officers, directors, or employees have any material financial interest, direct or indirect, in any other party to, or beneficiary of, a Purchased Contract; and

     (e) Notwithstanding the foregoing, the representations and warranties in this section 5.20 are not applicable to the agreement between Controls and South Eastern Refrigeration.

     5.21  Worker's Compensation.  Buyer will not be liable for any worker's
           ---------------------
compensation claim of Sellers as to any employee compensation or benefits due for claims arising or accruing on or before the closing date.

     5.22  Isolated Sale.  The Sellers do not hold themselves out as engaged in
           -------------
the business of selling any fixed assets or personal property, except the Inventory, and Sellers have conducted no more than two sales of its fixed assets or other personal property, except the Inventory, during any twelve month period immediately preceding the date of execution of this Agreement and the closing date.

     5.23  Material Misstatements or Omissions.  No representations, warranties
           -----------------------------------
or covenants by any Seller in this Agreement nor any document, exhibit, certificate or schedule furnished to Buyer pursuant hereto or thereto contains as of the date hereof or will contain as of the closing date any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained herein or therein not misleading. Copies of all documents furnished to Buyer hereunder are true and complete copies of the originals thereof. No Seller knows of any adverse fact, circumstance, matter, condition or information concerning the Business, the Assets or their intended use by Buyer or the Business that has not been specifically disclosed in writing by Sellers to Buyer, including, without limitation, any contemplated change in any law, any judicial, governmental or administrative action, any natural or artificial condition, or any other matter that could impair, adversely affect, prohibit, or interfere with, or render more costly, Buyer's operation of the Business or use of the Assets.

                                   ARTICLE VI
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

     Buyer hereby makes the following representations, warranties and covenants both as of the date hereof and as of the closing date:

     6.01  Organization and Existence.  Buyer is a corporation duly organized,
           --------------------------
validly existing and in good standing under the laws of the State of Florida. Buyer is authorized and has all requisite power, corporate and otherwise, to own, lease and operate its properties and to conduct its business.

     6.02  Authorization.  Buyer has all necessary corporate power and authority
           -------------
and has taken all corporate action necessary to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

     6.03  No Conflict or Violation.  Neither the execution and delivery of this
           ------------------------
Agreement nor the consummation of the transactions contemplated hereby or thereby will result (with or without the giving of notice or the passage of time, or both) in a breach of or default under, any material term of the Certificate of Incorporation or Bylaws of Buyer as amended to date and presently in effect, or any material agreement, lease, license or other document to which Buyer is a party or by which Buyer or any of its assets are bound or affected or a violation by Buyer of any statute, rule, regulation, ordinance, code, order or judgement, writ, injunction, decree or award applicable to Buyer.

     6.04  Brokers Fee.  There is no investment banker, broker, finder or other
           -----------
intermediary who has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VII
                             BUYER'S DUE DILIGENCE

     7.01 The Buyer shall have thirty (30) days from and after the date of execution of this Agreement to conduct due diligence with respect to the Assets and the Business (the "Due Diligence Period"). During such Due Diligence Period, Sellers agree to promptly provide Buyer with copies of any and all documents, agreements and books and records which Buyer requests from time to time, as well as access to all of Controls' facilities and Assets, including the Premises. Further, Sellers shall assist Buyer in making its investigations and due diligence and inquiries. Systems will permit the Buyer to inspect and copy appropriate records maintained at Systems' Parsippany, New Jersey facility.

     Buyer may terminate this Agreement and its obligations hereunder at any time and for any reason or for no reason by providing Sellers with written notice of its election to do so prior to the expiration of the Due Diligence Period. If Buyer fails to terminate this Agreement and its obligations hereunder prior to the expiration of the Due Diligence Period other than due to an extension of the Due Diligence Period by Sellers, then upon the expiration of the Due Diligence Period Buyer shall be deemed to have elected to close and waived its right to terminate this Agreement on account of this Section 7.01. Provided, however, the failure of Buyer to terminate this Agreement during the Due Diligence Period shall not alter any other rights Buyer possesses pursuant to this Agreement, including, without limitation, pursuant to Section 10.01 hereinafter.

     In the event of termination of this Agreement by Buyer in accordance with the provisions of this Section 7.01, Buyer shall promptly return to Sellers all documents furnished by Sellers to Buyer hereunder, other than one copy of this Agreement and such documents which may be retained in the legal files of Buyer, and all rights, liabilities and obligations of the parties each to the other hereunder shall end.

                                  ARTICLE VIII
                PRE-CLOSING COVENANTS AND AGREEMENTS OF SELLERS

     8.01  Conduct of Business.  Prior to the closing date, Controls shall carry
           -------------------
on the Business diligently and substantially in the same manner as heretofore conducted, including in compliance with all governmental rules and regulations and maintenance and renewal of all material licenses and permits, and shall not make or institute any unusual or new methods of purchase, sale, shipment or delivery, lease, management, accounting or operation, except as agreed to in writing by Buyer, which agreement shall not be untimely or unreasonably withheld. All of the Assets shall be used, operated, repaired and maintained in a normal business manner consistent with past practice. From and after the date of execution of this Agreement and prior to the closing date, representatives of the Buyer shall be provided with access to the Premises during the normal business hours of the Business upon prior written notice to Sellers so that Buyer can conduct due diligence and otherwise observe and monitor the conduct of the Business. Sellers agree to immediately inform Buyer of any significant or material development or matter that occurs with respect to Controls or the Business prior to the closing date.

     8.02  Absence of Material Changes.  Without the prior written consent of
           ---------------------------
Buyer which shall not be unreasonably or untimely withheld, except as contemplated in this Agreement, no Seller shall with respect to Controls or the Business or the Assets:

     (a) take any action to amend its Certificate of Incorporation or Bylaws;

     (b) issue any stock, bonds or other securities or grant any option or issue any warrant to purchase or subscribe to any of such securities or issue any securities convertible into such securities, redeem any securities or make any loan or advance to any person or entity;

     (c) incur any obligation or liability (absolute or contingent), except current liabilities incurred and obligations under contracts entered into in the ordinary course of business which individually do not require payments to or from Controls in an amount in excess of $3,000;

     (d) mortgage, pledge, or subject to any lien, charge or any other encumbrance any of the Assets;

     (e) sell, assign or transfer any of the Assets, except for finished goods Inventory sold in the ordinary course of business;

     (f) cancel any debts or claims which would affect the Assets;

     (g) merge or consolidate with or into any corporation or other entity, or enter into any agreement with respect to the foregoing;

     (h) waive any rights of material value relating to the Assets, including, without limitation, the Purchased Contracts;

     (i) except for immaterial changes that occur in the ordinary course of business, modify, amend, alter or terminate any of the Purchased Contracts, or take or permit any act or omission constituting a breach or default under any Purchased Contract;

     (j) fail to (i) preserve the possession and control of the Assets and Business, (ii) use its best efforts consistent with good business practice to preserve the goodwill of its customers, suppliers, agents and others having business relations with it, and (iii) use its best efforts consistent with good business practice to keep and preserve the Business, and continue its operations, in a good and diligent manner until the closing date;

     (k) fail to maintain Controls' books, accounts and records in the customary manner and in the ordinary and regular course of business and maintain in accordance with past practice its Premises, fixtures, machinery, furniture and equipment;

     (l) enter into any contracts, agreements or understandings other than those entered into in the ordinary course of business;

     (m) voluntarily reduce the coverage amounts with respect to any insurance policies;

     (n) grant any wage increases, bonuses or commitments for wage increases or bonuses to any employee or officer, enter into any employment agreements, or revise employee benefits;

     (o) enter into any new contract with any shareholder, director, officer or partner, or any affiliate of the foregoing that would affect the Business, or make any distribution to any of the foregoing;

     (p) make any change in procedures or timing with respect to the order or shipment of products, the payment of payables or the collection of receivables;

     (q) borrow any monies other than as required in the ordinary course of business consistent with past practices;

     (r) change in any manner any accounting principles or methods other than changes which are consistent with generally accepted accounting principles;

     (s) cause or allow Controls or the Business to declare or pay any cash, stock or other dividend or distribution, retire, purchase or redeem any shares of capital stock, repay any loans or otherwise make payments to any shareholders or affiliates;

     (t) pay or commit to pay any management fees, rent, compensation, or other fees or expenses in an amount inconsistent with past practices and operation of the Business in the ordinary course; or

     (u) take any action or omit to take any action that is outside the normal course of operation of the Business, or that could have a material adverse affect on the Assets or Business, or Buyer's use of the Assets and operation of the Business subsequent to the closing.

     8.03  Taxes.  Controls shall, on a timely basis, file all tax Returns and
           -----
pay any and all Taxes which shall become due or shall have accrued (a) on account of the operation of the Business or the ownership of the Assets on or prior to the closing date or (b) on account of the sale to Buyer of the Assets by Sellers.

     8.04  Compliance with Laws.  Controls prior to closing shall comply in all
           --------------------
material respects with all laws and regulations which are applicable to it, its ownership of the Assets and to the conduct of the Business and will perform and comply in all material respects with the terms of the Purchased Contracts.

     8.05  Continued Truth of Representations, Warranties and Covenants of
           ---------------------------------------------------------------
Sellers.  No Seller will take any action which would result in any of the
-------
representations, warranties, covenants and agreements of Sellers set forth in this Agreement becoming untrue, incorrect or unsatisfied in any material respect at any time. Sellers shall, incident to the closing, update and deliver to Buyer each of the Schedules (updated from the execution date through the closing date) set forth herein to be delivered by such party.

     8.06  Continuing Obligation to Inform.  From time to time prior to closing,
           -------------------------------
each Seller shall promptly deliver or cause to be delivered to Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation, warranty, covenant or agreement in this Agreement or any information contained in any Schedule hereto inaccurate or incomplete in any material respect at any time after the date hereof until the closing date.

     8.07  Exclusive Dealing.  Except as required by the Bankruptcy Court
           -----------------
pursuant to its approval of this Agreement as provided in Section 9.01 hereinafter, no Seller will, directly or indirectly, through any officer, director, shareholder, employee, agent or otherwise (a) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material portion of the Assets, or any equity interest in Controls or any equity investment, merger, consolidation or business combination with Controls, or (b) participate, or authorize, directly or indirectly, any other person to participate, in any negotiations with third parties regarding any of the foregoing.

     8.08  Consents and Best Efforts.  As soon as practicable, each Seller will
           -------------------------
take and complete all reasonable action required hereunder, and each Seller will cooperate with Buyer as is necessary, to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with, the Bankruptcy Court and any third parties as may be necessary to authorize, approve or permit the full and complete sale, conveyance, assignment and transfer of the Assets and assumption of the Assumed Liabilities in accordance with the terms and provisions of this Agreement. In addition, subject to the terms and conditions herein provided, each of the Sellers hereto covenants and agrees to use its best efforts to take or cause to be taken all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

     8.09  Access to Financial, Operating and Other Information.  From the date
           ----------------------------------------------------
hereof until the closing, Sellers will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, and books and records of Sellers. To the extent not previously provided, Sellers will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and all other information as such persons may reasonably request and will instruct Sellers' employees, counsel and financial advisors to cooperate with Buyer in its investigation of Controls and the Business; subject to Buyer executing an appropriate confidentiality agreement prior to disclosure of confidential information.

                                 ARTICLE IX
                           BANKRUPTCY COURT APPROVAL

          9.01  Bankruptcy Court Approval.  Immediately upon execution of this
                -------------------------
Agreement, Systems shall make application to the Bankruptcy Court and thereafter Systems shall use its best efforts to obtain a final nonappealable order of the Bankruptcy Court that is satisfactory to Buyer and approves the execution,
delivery and performance by Sellers of this Agreement,   determines that Buyer
has purchased the Assets in good faith and in accordance with Section 363(b) of the Bankruptcy Code, determines that the purchase of the Assets by Buyer was separately negotiated for, adequately supported by good and valuable consideration and subjected to review and approval by the appropriate creditors, and, except for the Assumed Liabilities, authorizes the sale of the Assets to Buyer free and clear of all liens, encumbrances, debts, liabilities, restrictions and obligations and claims of interest or ownership of the Assets by any third party, including Turbotak.

                                 ARTICLE X
                                OTHER AGREEMENTS

          10.01    Other Consents.  Buyer and Sellers agree to cooperate and use
                   --------------
their best efforts to obtain any consents necessary to allow the assignment of the Purchased Contracts Buyer elects to assume which by their terms are not assignable by Sellers to Buyer; provided, however, neither Sellers nor Buyer shall be required to pay any costs in connection with the securing of such consents. If any requisite consent or approval is not obtained by the closing date, Sellers shall cooperate with Buyer in any reasonable arrangement requested by Buyer to provide Buyer with the benefits of that Purchased Contract, including enforcement against any person and for Buyer's benefit, without cost to Seller, of Sellers' rights with respect to the Purchased Contract or Assets. Neither Sellers nor Buyer is obligated to facilitate the procurement of any third party consent or approval by assuming or guaranteeing a liability or obligation or by undertaking to do so.

          10.02    Negotiation with Creditors.  For all purposes of this
                   --------------------------
Agreement, Buyer shall be deemed to have assumed the Assumed Liabilities at the face amount thereof for purposes of determining the purchase price and any adjustments therefrom pursuant to Article IV, and any reductions in such liabilities that the Buyer or Sellers are able to negotiate with such creditors shall inure solely to the benefit of Buyer, even if Seller pays such reduced amounts to creditors prior to closing. Sellers agree to cooperate with Buyer by all reasonable means in such negotiations with creditors.

          10.03  Indemnification of Buyer.  Sellers jointly and severally shall
                 ------------------------
defend, indemnify and hold Buyer harmless from and against all costs, losses, damages, penalties and liabilities (including fines, interest, legal fees and expenses, and amounts paid in settlement) (collectively, an "Indemnified Loss") that are incurred by Buyer and arise in connection with any of the following:

          (a) A material breach of any representation, warranty, covenant or agreement made or to be performed by Sellers pursuant to this Agreement;

          (b)  Any Unassumed Liability; or

          (c) Any asserted claim or liability arising out of any event that occurred before the closing date or that is based on a product sold, obligation incurred or other transaction effected (other than an Assumed Liability), by or through a Seller on or before the closing date.

          10.04  Mutual Release by Sagar and Sellers.  On the closing date,
                 -----------------------------------
Sellers shall execute and deliver in favor of Buyer and Sagar, and Buyer shall cause Sagar to execute and deliver to Sellers, a general release in favor of the others in the forms attached hereto as Exhibit 10.04 (the "General Release"). Further, all the Sagar/Controls Litigation shall be dismissed with prejudice. Notwithstanding anything contained in the foregoing provisions of this Section
10.04 or the General Release to the contrary, the General Release shall not release Buyer or Sellers from any of their respective rights and obligations under this Agreement or any documents executed in connection with this Agreement, and Sagar shall retain all shares of stock he owns in Systems, and shall not forfeit, relinquish or be required to convey the same incident to this transaction or the General Release.

          10.05  Systems' Plan of Reorganization; Registration of Shares.
                 -------------------------------------------------------
Systems further represents, warrants, covenants and agrees that Systems shall utilize the sale of Assets contemplated in this Agreement to prepare a Plan of Reorganization whereby:

          (a) This Agreement and the sale transaction contemplated hereunder are approved by the Bankruptcy Court as hereinabove contemplated in Section 9.01;

          (b) The amount of $120,000 of the cash proceeds (purchase price) payable on the closing date pursuant to this Agreement is paid to Turbotak in repayment of all loans made by Turbotak to Controls;

          (c) The balance of the cash consideration to be paid at closing in the amount of $100,000 (subject to adjustment as hereinafter provided), plus the Promissory Note for $100,000 shall be paid to Systems. Upon confirmation of the Chapter 11 Plan of Reorganization, as set forth in said Plan, the cash amount of $100,000 will be paid to satisfy the claims of unsecured creditors of Systems and said Promissory Note shall also be assigned pursuant to said Plan for the benefit of the unsecured creditors of Systems.

          10.06  Turbotak/Systems Stock to Buyer.  Incident to the Plan of
                 -------------------------------
Reorganization and Turbotak/Systems Merger provided above, Systems shall insure and establish pursuant to such Plan of Reorganization that 25,000 shares of Turbotak/Systems stock (representing at least .20% of what will be the issued and outstanding shares of Turbotak/Systems stock of all classes upon consummation of the Turbotak/Systems Merger) shall be issued and delivered to Buyer, and all such shares shall be fully registered under all applicable federal and state securities laws and thereafter freely tradeable by Buyer. In the event the aforementioned Turbotak/Systems shares are not delivered to Buyer within twelve (12) months from and after the date of execution of this Agreement, or in the event such shares as delivered represent a lesser percentage of the issued and outstanding shares of Turbotak/Systems stock of all classes upon consummation of the Turbotak/Systems Merger, Buyer shall not be required to accept the same, and instead Buyer may reduce the balance of the Tax Note by the amount of $41,166 plus all accrued interest paid by Buyer thereon as hereinabove provided in Section 4.01(c) of this Agreement.

          10.07  Covenant Not to Compete.  At the closing, Systems agrees to
                 -----------------------
execute the covenant not to compete in the form attached hereto as Exhibit 10.07 whereby Systems (and the surviving entity of the Turbotak/Systems Merger) shall agree for a period of two (2) years from and after the closing date: (a) not to compete with Buyer in connection with the manufacture, distribution or sale of any Purge, Purge related, LTHP, RMS, refrigeration recovery equipment, refrigeration management products and systems, or other refrigeration products involving CFC's, HFC's or HCFC's (collectively, the "Refrigeration Products"); and (b) not to solicit Carrier or any of the other customers, suppliers or employees of Buyer or Controls to do business with Systems (or the surviving entity of the Turbotak/Systems Merger) with respect to Refrigeration Products or to cease doing business with or to otherwise adversely alter their relationship with Buyer on account of any reason, all in accordance with the terms and provisions more specifically provided in such Exhibit 10.07

          10.08  Bulk Sales Law.  Except for the Assumed Liabilities, Sellers
                 --------------
jointly and severally shall pay and discharge when due any claims of creditors which could be asserted against Buyer by reason of any non-compliance with any bulk sales laws applicable to the transactions contemplated in this Agreement, if any.

                                   ARTICLE XI
              CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

          11.01 In addition to any other conditions set forth in this Agreement, the conditions set forth below must be satisfied to the Buyer's satisfaction or waived prior to closing, as determined in Buyer's sole and absolute discretion, and if any of these conditions precedent are not met to Buyer's satisfaction or waived by Buyer prior to closing, this Agreement shall terminate and Buyer shall have no liability or obligation hereunder. These conditions precedent to Buyer's obligation to close are as follows:

          (a) All of the terms, conditions and covenants in this Agreement to be complied with and performed by the Sellers or other parties on or prior to the closing shall have been complied with and performed by Sellers and such other parties in all respects, and the representations, warranties, covenants and agreements made by the Sellers in this Agreement shall be correct and complied with in all respects on and as of the closing date with the same force and effect as if those representations, warranties, covenants and agreements had been made on and as of the closing date;

          (b) Seller shall have delivered to Buyer updated Schedules that are true, accurate, complete and correct;

          (c) Buyer shall have completed its due diligence of Sellers, the Assets and the Business without having terminated this Agreement in accordance with the provisions of Section 7.01 hereinabove.

          (d) A final nonappealable order of the Bankruptcy Court must be entered at least 15 days prior to the closing date in form and substance satisfactory to Buyer and otherwise meeting the requirements of Section 9.01 aforesaid. If the Bankruptcy Court approval is not obtained on or before March 31, 1997, ordering consummation of the sale on or before April 18, 1997, then Buyer shall have the right to terminate this Agreement and all of its obligations hereunder at any time thereafter.

          (e) Systems and Controls shall deliver the General Release contemplated in Section 10.04 to Sagar and Buyer contemporaneous with the closing.

          (f) The consents of all third parties to the transaction contemplated in this Agreement and that are otherwise required for Buyer to be entitled to all rights with respect to the Assets purchased, including, without limitation, the Premises Lease and Purchased Contracts, shall have been obtained.

          (g) There shall have been no material adverse change in the Business or the prospects of the Business or in the Assets or the prospects for the Assets, as determined by Buyer.

          (h) Except as to those related to Assumed Liabilities, any UCC financing statements existing with respect to any of the Assets shall have been released.

          (i) Systems shall have delivered to Buyer a certificate executed by an authorized executive officer of the Sellers, dated as of the closing date, to the effect that all representations, warranties, covenants and agreements of Sellers are true, accurate, correct and have been complied with and performed, that the Bankruptcy Court approval has been obtained in accordance with the provisions of Section 9.01, and that there has been no material adverse change in or relating to the Business or the prospects of the Business or in the Assets or the prospects for the Assets.

          (j) Seller shall have delivered to Buyer a Bill of Sale, Assignment of Contracts and Leases, and other conveyance documents in form acceptable to Buyer and its counsel.

          (k) A Certificate of the Secretary of Systems and Controls certifying as to the incumbency of officers, corporate resolutions and such other matters as may reasonably be requested by Buyer and its counsel shall have been delivered to Buyer.

          (l) No claim by any third party shall have made or threatened which would materially interfere with Buyer's conduct of the Business or title to or ownership of the Assets, or the consummation of the transactions contemplated hereby.

          (m) Sellers shall have delivered to Buyer the Landlord Estoppel Certificate substantially in the form of Exhibit 11.01 regarding the Lease of the Premises, duly executed by the Landlord of such Premises.

          (n) Turbotak shall release any interest it has in the Assets, whether pursuant to the Turbotak Loans or otherwise.

          (o) Controls shall maintain a good relationship with Carrier.

          The determination of whether the aforementioned conditions precedent have been satisfied or waived shall be made by Buyer in its sole and absolute discretion. In the event any of such conditions precedent are not satisfied or waived by Buyer on or before the closing date or other applicable date specified above, then this Agreement may be terminated by Buyer upon written notice to Seller, and, subject to the applicable provisions of Section 13.08 and 14.12, this Agreement shall thereafter be null, void and of no further force or effect and no party shall have any rights, obligations or liabilities to the other on account of this Agreement or any matters contemplated herein.

                                 ARTICLE XII
              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

          12.01 In addition to any other conditions set forth in this Agreement, the conditions set forth below must be satisfied to the Seller's satisfaction or waived prior to closing, as determined in Seller's sole and absolute discretion, and if any of these conditions precedent are not met to Seller's satisfaction or waived by Seller prior to closing, this Agreement shall terminate and Seller shall have no liability or obligation hereunder. These conditions precedent to Seller's obligation to close are as follows:

          (a) All of the terms, conditions and covenants in this Agreement to be complied with and performed by the Buyer or other parties on or prior to the closing shall have been complied with and performed by Buyer and such other parties in all respects, and the representations, warranties, covenants and agreement made by the Buyer in this Agreement shall be correct in all respects, on and as of the closing date, with the same force and effect as if those representations and warranties had been made on and as of the closing date;

          (b) A final nonappealable order of the Bankruptcy Court shall have been entered meeting the requirements of Section 9.01.

          (c) Sagar shall have delivered the General Release contemplated in
Section 10.04 to Sellers contemporaneous with the closing.

          (d) A Certificate of the Secretary of Buyer certifying as to the incumbency of officers, corporate resolutions and such other matters as may reasonable be requested by Seller, shall have been delivered to Sellers.

          (e) Sagar shall have personally guaranteed the payment of the Promissory Note.

          The determination of whether the aforementioned conditions precedent have been satisfied or waived shall be made by Sellers in their sole and absolute discretion. In the event any of such conditions precedent are not satisfied or waived by Sellers on or before the closing date, then this Agreement may be terminated by Sellers upon written notice to Buyer, and, subject to the applicable provisions of Sections 13.08 and 14.12, this Agreement shall thereafter be null, void and of no further force or effect and no party shall have any rights, obligations or liabilities to the other on account of this Agreement or any matters contemplated herein.

                                  ARTICLE XIII
                           CLOSING; FAILURE TO CLOSE

          13.01    Place of Closing.  The closing of the transaction
                   ----------------
contemplated in this Agreement and all deliveries to be made under this Agreement shall take place at the offices of LeCompte & Stephenson, P.A., Suite 1201, 100 Second Avenue South in St. Petersburg, Florida. Subject to change as agreed to by the parties, the closing date shall be on the date that is exactly five (5) days after Bankruptcy Court approval of this transaction becomes final and nonappealable as provided in Section 9.01 aforesaid. The Closing shall commence at 10:00 AM on the closing date.

          13.02  Closing/Closing Date.  The term "closing" or "closing date" and
                 --------------------
variations thereof means the time at which the sale of the Assets, payment of the cash portion of the purchase price due pursuant to Section 4.01, and other deliveries and actions required of the parties and third parties pursuant to this Agreement are performed by deliveries treated by the parties hereto as constituting a closing.

          13.03  Closing Costs and Transaction Expenses.  Except as otherwise
                 --------------------------------------
expressly contemplated by this Agreement, each party shall pay its own expenses (including legal fees and accounting expenses) incurred by such party in connection with this Agreement and the transactions contemplated by this Agreement. Sellers shall pay all excise, income, sales and use and other taxes imposed by any state or federal government in connection with the sale and assignment of the Assets to Buyer. Sellers shall also pay any documentary stamp taxes due with respect to the Tax Note. Buyer shall pay any documentary stamp taxes due with respect to the Promissory Note.

          13.04  Closing Procedure.  At the closing, each party shall execute
                 -----------------
and deliver the Exhibits and other documents contemplated by this Agreement and perform each of their other obligations as provided in this Agreement. Specifically, and without limiting the generality of the foregoing, at the closing the Sellers will execute and deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance, transfer and assignment, all with full warranty of title, as shall be necessary and effective to vest in Buyer all right, title and interest in and to the Assets free and clear of all liens, liabilities, encumbrances, restrictions and claims of any third party of any nature whatsoever, except as otherwise set forth herein. All bills of sales, assignments and other conveyance documents shall be prepared by counsel to Buyer, subject to the reasonable approval of counsel to Seller. At or after the closing, Sellers, at no cost to Buyer, will execute and deliver such further instruments of conveyance and transfer and take such other actions Buyer may reasonably request in order to convey and transfer to Buyer any of the Assets and otherwise effectuate the provisions of this Agreement.

          Immediately upon the closing, Buyer shall assume complete responsibility for the operation, maintenance and risk of loss associated with the Assets, Business and Premises. Seller shall retain all responsibility and liability for the operation, maintenance and risk of loss with respect to the Assets, Business and Premises prior to the closing date.

          13.05    Further Assurances.  If, at any time after closing, Buyer
                   ------------------
shall reasonably consider or be advised of any further assignments or assurances in law or any other things that are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Buyer title to any of the Assets acquired pursuant to this Agreement, or any additional information reasonably required by Buyer in connection with the Assets or the Business, whether for tax reasons or otherwise, or any other reasonable matter helpful or necessary to otherwise carry out the provisions and purposes of this Agreement, the Sellers and their successors and assigns, at no cost to Buyer, shall and will execute and deliver all such reasonably requested assignments and assurances in law and do all things reasonably necessary, desirable or proper to vest, perfect, or confirm title to such Assets in the Buyer, to provide Buyer with such reasonable information, and to otherwise carry out the provisions and purposes of this Agreement.

          13.06  Brokers and Finders.  Each of Buyer and Sellers shall
                 -------------------
indemnify, hold harmless and defend the other party from the payment of any and all brokers and finder's fees, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or that may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

          13.07  Transitional and Cooperation.  Each Seller agrees to use its
                 ----------------------------
best efforts to support the transition of the Business from Sellers to Buyer, including without limitation, cooperation by Sellers' management personnel as is appropriate to assure an orderly transition of the Business.

          13.08  Termination.  In addition to the other provisions of this
                 -----------
Agreement entitling a party to terminate this Agreement, this Agreement can be terminated, and the transactions contemplated by it abandoned by the parties at any time on or before the closing date:

          (1) By written agreement among Buyer and Sellers;

          (2) Unilaterally by Buyer at any time after April 18, 1997 if the closing of the transaction contemplated in this Agreement has not occurred by then;

          (3) Unilaterally by Buyer if any condition precedent set forth in
Section 11.01 of this Agreement has not been satisfied or waived by Buyer on or before the closing date; and

          (4) Unilaterally by Seller if any condition precedent set forth in
Section 12.01 of this Agreement has not been satisfied or waived by Seller on or before the closing date.

          Notwithstanding anything contained in this Agreement to the contrary, each party shall retain all rights to seek damages in the event this Agreement is terminated by a party due to any failure by the other party to observe, fulfill or perform in any material respect any of such other party's covenants, agreements and/or obligations under this Agreement or in the event any representations, warranties or covenants made by such other party are inaccurate in any material respect as of the date of execution of this Agreement or as of the closing date.

                                  ARTICLE XIV
                                 MISCELLANEOUS

          14.01  Notices.  Any notice required or provided for in this Agreement
                 -------
to be given any party shall be mailed by certified mail, return receipt requested, or hand delivered or telefaxed with confirmed receipt, to the party at the address or telefax number set forth below:

     If to Systems or Controls:  Sonic Environmental Controls, Inc.
                                 141 New Road
                                 Parsippany, New Jersey 07054
                                 Telefax: (908) 231-1717

     If to Buyer:                Reftec International, Inc.
                                 c/o LeCompte & Stephenson, P.A.
                                 100 Second Avenue South
                                 Suite 1201
                                 St. Petersburg, FL  33701
                                 Telefax:  (813) 823-5000

All such notices shall be effective upon the receipt of such notice by the party to whom it was addressed. Such addresses and telefax numbers may be changed by the applicable party to this Agreement as to such party by providing the other parties with notice of any such address or telefax number change in the same manner provided above, which change shall be effective upon the receipt of such written notice by the other parties. In the event that written notice, demand or request is made as provided in this Section 14.01, and such notice is returned to the sender by the U.S. Postal System because the party moved, delivery was refused or otherwise, such writing shall be deemed to have been received by the party to whom it was addressed on the date that such was initially placed in the U.S. Postal System by the sender.

          14.02  Successors and Assigns.  This Agreement shall not be assignable
                 ----------------------
by any party without the consent of the other. However, the notes to be given by Buyer at closing shall be assignable; provided, however, any assignment of the Tax Note shall be expressly subject to carve-down in accordance with the provisions of Sections 4.01(c) and 10.06 of this Agreement.

          14.03  Florida Law.  This Agreement and the transaction contemplated
                 -----------
hereunder shall be governed by the laws of the State of Florida (excluding its laws with respect to conflicts of laws), except to the extent federal law may preempt any of the terms, conditions or provisions thereof, in which event and to that extent federal law shall govern.

          14.04  Construction.  The descriptive headings of the sections are
                 ------------
inserted for convenience only and are not a part of this Agreement. Unless otherwise qualified, references in this Agreement to "section" or "Section" are to provisions of this Agreement and a reference thereto includes any subparts. As used herein, the singular includes the plural, the plural includes the singular, and words of one gender include the others. As used herein, the words "herein",

"hereunder", "hereof" and similar references refer to the whole of this Agreement, and "include", "including" and similar terms are not words of limitation. Whenever the consent or approval of a party is provided for in this Agreement, unless otherwise specifically provided, such approval may be given or withheld by such party in its sole and absolute discretion. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be substituted a provision that is as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          14.05  Attorneys Fees.  In the event that any party is required to
                 --------------
engage the services of legal counsel to enforce its rights under this Agreement against any other party, regardless of whether such action results in litigation, the prevailing party shall be entitled to reasonable attorney's fees and costs from the other party.

          14.06  Entire Agreement; Modifications and Waivers.  This Agreement,
                 -------------------------------------------
together with all Exhibits and Schedules hereto and thereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          14.07  Survival.  Each representation, warranty, covenant and
                 --------
agreement by a party in this Agreement will survive the closing of the transactions under this Agreement.

          14.08  Further Instruments and Actions.  Each party shall deliver any
                 -------------------------------
further instruments and take any further action that may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

          14.09  Counterparts.  This Agreement may be executed in several
                 ------------
counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument which shall be sufficiently evidenced by one counterpart. The parties agree that copies (including fax copies) of this Agreement, including copies of the executed signature pages, shall be deemed originals for all purposes.

          14.10  No Third Party Beneficiaries.  This Agreement shall not confer
                 ----------------------------
any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

          14.11  No Party Deemed Drafter.  The parties agree that no party shall
                 -----------------------
be deemed to be the drafter of this Agreement and further that, in the event that this Agreement is ever construed by a court of law, such court shall not construe this Agreement or any provision of this Agreement against any party as the drafter of the Agreement.

          14.12  Cumulative Remedies; Specific Performance.  Sellers and Buyer
                 -----------------------------------------
acknowledge and agree that the non-breaching party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement by a breaching party and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such non-breaching party may be entitled, at law or in equity.

          No right or remedy herein conferred on or reserved to any party is intended to be exclusive of any other remedy or right, and each and every right or remedy shall be cumulative and in addition to any right or remedy given hereunder or now or hereafter existing at law or in equity or by statute.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                          SELLERS:

                                          SONIC ENVIRONMENTAL CONTROLS,
                                          INC., a Delaware corporation


       /s/ Gloria V. Huligan              By:     /s/ Robert J. Ferb
  ----------------------------------         -----------------------------------
  SIGNATURE                                  Robert J. Ferb    , its   Director
                                             ------------------     ------------

           Gloria V. Huligan
  ----------------------------------
  NAME LEGIBLY PRINTED,
  TYPEWRITTEN OR STAMPED

  __________________________________
  SIGNATURE
  __________________________________
  NAME LEGIBLY PRINTED,
  TYPEWRITTEN OR STAMPED

                                          BUYER:

                                          REFTEC INTERNATIONAL, INC., a Florida
                                           corporation

      /s/ Jennie S. Flanagan              By:    /s/ Chris L. Sagar
  -----------------------------------        -----------------------------------
  SIGNATURE                                  Chris L. Sagar   , its   President
                                             -----------------     -------------
  Jennie S. Flanagan
  -----------------------------------
  NAME LEGIBLY PRINTED,
  TYPEWRITTEN OR STAMPED

      /s/ Thomas H. Coates
  -----------------------------------
  SIGNATURE
  Thomas H. Coates
  -----------------------------------
  NAME LEGIBLY PRINTED,
  TYPEWRITTEN OR STAMPED